Exhibit 99.1

Media Release

For Immediate Release

ALERIS INTERNATIONAL, INC. ANNOUNCES NEW SENIOR VICE

PRESIDENT AND TREASURER

BEACHWOOD, Ohio – November 10, 2008 – Aleris International, Inc. announced today that Timothy T. Griffith will join Aleris as Senior Vice President and Treasurer, reporting to Kevin L. Brown, Executive Vice President and Chief Financial Officer.

Previously, Mr. Griffith had served as Vice President and Treasurer for Cooper-Standard Automotive. In that capacity he was responsible for the global treasury function including capital markets interface, financial risk management, credit, investor relations, and commercial banking relationships. Before that, he worked for Lear Corporation where he ultimately served as Assistant Treasurer. Mr. Griffith also held various positions of increasing responsibility at Citicorp Securities, Inc., and Comerica Incorporated.

“With his experience in successfully managing global treasury operations and his diverse industry background, Tim will be a valuable asset to Aleris” said Brown. “We look forward to the benefit of his expertise and leadership.”

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates over 40 production facilities in North America, Europe, South America and Asia, and employs approximately 8,400 employees. For more information about Aleris, please visit our Web site at www.aleris.com

Contact:	Kevin L. Brown
Aleris International, Inc.
Phone # 216-910-3497